Exhibit 10.3

Deerfield/RAB Ventures, LLC

780 Third Avenue

New York, NY 10017

July 8, 2019

DFB Healthcare Acquisitions Corp.

780 Third Avenue

New York, NY 10017

Attention: Chris Wolfe

AdaptHealth Holdings, LLC

122 Mill Road

Phoenixville, PA 19460

Attention: Chris Joyce

Re:                             Assignment of Founder Shares and Warrants

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger, dated as of July 8, 2019 (the “Merger Agreement”), by and among DFB Healthcare Acquisitions Corp., a Delaware corporation (“DFB Healthcare”), Access Point Medical, Inc., a Delaware corporation, Clifton Bay Offshore Investments L.P., a British Virgin Islands limited partnership, BM AH Holdings, LLC, a Delaware limited liability company, BlueMountain Foinaven Master Fund L.P., a Cayman Islands exempted limited partnership, BMSB L.P., a Delaware limited partnership, BlueMountain Fursan Fund L.P., a Cayman Islands exempted limited partnership, DFB Merger Sub LLC, a Delaware limited liability company, AdaptHealth Holdings, LLC, a Delaware limited liability company (the “AdaptHealth”), and AH Representative LLC, a Delaware limited liability company, as the Company Unitholders’ Representative.

In order to induce DFB Healthcare and AdaptHealth to enter into the Merger Agreement and proceed with the consummation of the transactions (the “Transactions”) contemplated by the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Deerfield/RAB Ventures, LLC (the “Sponsor”) hereby agrees with DFB Healthcare and AdaptHealth as follows:

1.                                      The Sponsor agrees that it shall, immediately prior to the consummation of the Transactions, transfer and assign to AdaptHealth (or such other equityholder or employee of AdaptHealth as AdaptHealth shall designate prior to the consummation of the Transactions), for no consideration, such number of shares of common stock of DFB Healthcare (“Shares”) and such number of warrants (“Warrants”) to purchase shares of common stock of DFB Healthcare (with each Warrant exercisable for one-third of a share of common stock of DFB Healthcare) as is set forth on Exhibit A hereto.  The Sponsor hereby authorizes DFB Healthcare to take such actions as shall be necessary to evidence such transfer as of immediately prior to the consummation of the Transactions, including by causing to be updated the stock and warrant transfer records of DFB Healthcare to reflect such transfers. AdaptHealth acknowledges and agrees that (a) the Shares and Warrants to be transferred pursuant hereto constitute Founder Shares and Private Placement Warrants, as such terms are defined in that certain letter agreement, dated February 15, 2018 (the “Letter Agreement”), to which the Sponsor and DFB are parties, and (b) AdaptHealth (and/or any other recipient of Shares and/or Warrants pursuant hereto) will be subject to all of the restrictions on transfer applicable to the Founder Shares and the Private Placement Warrants that the Sponsor is subject to pursuant to the terms of the Letter Agreement, and hereby agrees to be bound by such restrictions as if it were a party thereto.

2.                                      This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

3.                                      This Letter Agreement shall terminate automatically upon the termination of the Merger Agreement.

4.                                      No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that, notwithstanding the foregoing, AdaptHealth shall be entitled to assign the right to receive any Shares or Warrants to any equityholder or employee of AdaptHealth by delivering to DFB Healthcare an updated Exhibit A at least two (2) Business Days prior to the consummation of the Transactions; provided that any such assignee shall be required, as a condition to receipt of any Shares or Warrants, to enter into a written agreement agreeing to be bound by the restrictions contained in the Letter Agreement with respect to such Shares and/or Warrants, as applicable. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and its respective successors and permitted assigns to whom the Sponsor transfers shares of DFB Healthcare in compliance with this Letter Agreement. Any transfer made in contravention of this Letter Agreement shall be null and void.

5.                                      This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6.                                      This Letter Agreement may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

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DEERFIELD/RAB VENTURES, LLC

		By:	/s/ Chris Wolfe
Name: Chris Wolfe
Title: CFO

Acknowledged and Agreed:

DFB HEALTHCARE ACQUISITION CORP.

By:	/s/ Chris Wolfe
Name: Chris Wolfe
Title: CFO

ADAPTHEALTH HOLDINGS, LLC

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

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EXHIBIT A

Transferee	Number of Shares of Common Stock to be Transferred	Number of Warrants to be Transferred
	2,500,000	1,733,333

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